Exhibit 99.2

    As further discussed in notes 1 and 4 to our consolidated and condensed financial statements herein, our consolidated and condensed financial statements for all periods presented herein have been updated to reclassify the assets and related liabilities of our natural gas gathering and processing business as held for sale and the related results of operations as discontinued operations. This filing includes updates only to the portions of Item 1, Item 2 and Item 3 of the March 31, 2012 Form 10-Q that specifically relate to the reclassification of the assets and related liabilities of our natural gas gathering and processing business as held for sale and the related results of operations as discontinued operations and does not otherwise modify or update any other disclosures set forth in the March 31, 2012 Form 10-Q.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this quarterly report on Form 10-Q to “Martin Resource Management” refers to Martin Resource Management Corporation and its subsidiaries, unless the context otherwise requires. You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated and condensed financial statements and the notes thereto included elsewhere in this quarterly report.

Forward-Looking Statements

This quarterly report on Form 10-Q includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements included in this quarterly report that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto), including, without limitation, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations, are forward-looking statements. These statements can be identified by the use of forward-looking terminology including “forecast,” “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue”, or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information. We and our representatives may from time to time make other oral or written statements that are also forward-looking statements.

These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Item 1A. Risk Factors” of our Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2012, and in this report.

Overview

We are a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. Our four primary business lines include:

•	Terminalling and storage services for petroleum and by-products;
•	Natural gas services;
•	Sulfur and sulfur-based products gathering, processing, marketing, manufacturing and distribution; and
•	Marine transportation services for petroleum products and by-products.

The petroleum products and by-products we collect, transport, store and market are produced primarily by major and independent oil and gas companies who often turn to third parties, such as us, for the transportation and disposition of these products. In addition to these major and independent oil and gas companies, our primary customers include independent refiners, large chemical companies, fertilizer manufacturers and other wholesale purchasers of these products. We operate primarily in the Gulf Coast region of the United States. This region is a major hub for petroleum refining, natural gas gathering and processing and support services for the exploration and production industry.

We were formed in 2002 by Martin Resource Management, a privately-held company whose initial predecessor was incorporated in 1951 as a supplier of products and services to drilling rig contractors. Since then, Martin Resource Management has expanded its operations through acquisitions and internal expansion initiatives as its management identified and capitalized on the needs of producers and purchasers of hydrocarbon products and by-products and other bulk liquids. Martin Resource Management owns an approximate 28.0% limited partnership interest in us. Furthermore, it owns and controls our general partner, which owns a 2.0% general partner interest in us and all of our incentive distribution rights.

Martin Resource Management has operated our business since 2002.  Martin Resource Management began operating our natural gas services business in the 1950s and our sulfur business in the 1960s. It began our marine transportation business in the late 1980s. It entered into our fertilizer and terminalling and storage businesses in the early 1990s. In recent years, Martin Resource Management has increased the size of our asset base through expansions and strategic acquisitions.

Recent Developments

We believe one of the rationales driving investment in master limited partnerships, including us, is the opportunity for distribution growth offered by the partnerships. Such distribution growth is a function of having access to liquidity in the financial markets used for incremental capital investment (development projects and acquisitions) to grow distributable cash flow. Growth opportunities can be constrained by a lack of liquidity or access to the financial markets.  During 2011 and thus far in 2012, the financial markets were available to us.  As such, we were able to issue equity in February 2011 and January 2012 for the purpose of reducing outstanding indebtedness under our credit facility.  Our credit facility is our primary source of liquidity and was refinanced in April 2011 and upsized in April and December 2011.

Conditions in our industry continue to be challenging in 2012.  For example:

•
With regard to our Natural Gas Services segment, several gas producers in our Northeast Texas areas of operation have reduced drilling activity as compared to their previous levels of activity demonstrating a bias toward newly found shale plays and oil and liquid rich plays in other areas.

•
Coupled with the general decline in drilling activity are the federal government’s enhanced safety regulations and inspection requirements as it relates to deep-water drilling in the Gulf of Mexico.  These enhanced safety regulations and inspection requirements of the Bureau of Ocean Energy Management, Regulation, and Enforcement (BOEMRE) continue to provide uncertainty surrounding the requirements for and pace of issuance of permits on the Gulf of Mexico Outer Continental Shelf (OCS). Although permits began to be issued by the BOEMRE again during first quarter 2011, they have not been approved in a timely manner consistent with pre-BP/Macondo spill levels.

•	There has been a decline in the demand for certain marine transportation services based on decreased refinery production resulting in an oversupply of equipment.

Despite the industry challenges we have faced, we are positioning ourselves for continued growth.  In particular:

•
We continue to adjust our business strategy to focus on maximizing our liquidity, maintaining a stable asset base, and improving the profitability of our assets by increasing their utilization while controlling costs.  Over the past year we have had access to the capital markets and have appropriate levels of liquidity and operating cash flows to adequately fund our growth.  Our goal over the next two years will be to increase growth capital expenditures primarily in our Terminalling and Storage and Sulfur Services segments.

•
We continue to evaluate opportunities to enter into interest rate and commodity hedging transactions.  We believe these transactions can beneficially remove risks associated with interest rate and commodity price volatility.

•
During 2011 and the first part of 2012, we have experienced positive changing market dynamics in our Terminalling and Storage and Marine Transportation segments including activity associated with the rapidly developing basins such as the Eagle Ford shale in South Texas.

On June 18, 2012, we and a subsidiary of CenterPoint Energy Inc. (NYSE: CNP), (“CenterPoint”) entered into a definitive agreement under which CenterPoint would acquire our East Texas and Northwest Louisiana natural gas gathering and processing assets owned by Prism Gas Systems I, L.P., our wholly-owned subsidiary, and other natural gas gathering and processing assets also owned by us, for cash in a transaction valued at approximately $275.0 million excluding any transaction costs and purchase price adjustments.  The asset sale includes our 50% operating interest in Waskom Gas Processing Company.  A subsidiary of CenterPoint currently owns the other 50% interest.  The sale was completed on July 31, 2012 for net cash proceeds of $273.3 million.

Additionally, we have reached agreement with a private investor group to sell our interest in Matagorda Offshore Gathering System and Panther Interstate Pipeline Energy LLC for $2.0 million.  This sale is expected to be completed in the third quarter of 2012.

The assets described above collectively are referred to as the “Prism Assets”.

As discussed in Note 1 and Note 4 to the consolidated and condensed financial statements, we have classified the Prism Assets, including related liabilities as held for sale at March 31, 2012 and December 31, 2011, and have presented the results of operations and cash flows as discontinued operations for the periods ended March 31, 2012 and 2011, respectively.  We have retrospectively adjusted our prior period consolidated financial statements to comparable classify the amounts related to the assets, liabilities, operations, and cash flows of the Prism Assets as held for sale and discontinued operations, respectively.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on the historical consolidated and condensed financial statements included elsewhere herein. We prepared these financial statements in conformity with generally accepted accounting principles. The preparation of these financial statements required us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We based our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Our results may differ from these estimates. Currently, we believe that our accounting policies do not require us to make estimates using assumptions about matters that are highly uncertain. However, we have described below the critical accounting policies that we believe could impact our consolidated and condensed financial statements most significantly.

You should also read Note 1, “General” in Notes to Consolidated and Condensed Financial Statements contained in this quarterly report and the “Significant Accounting Policies” note in the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, in conjunction with this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Some of the more significant estimates in these financial statements include the amount of the allowance for doubtful accounts receivable and the determination of the fair value of our reporting units under ASC 350 related to goodwill.

Derivatives

All derivatives and hedging instruments are included on the balance sheet as an asset or liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in other comprehensive income until such time as the hedged item is recognized in earnings. Our hedging policy allows us to use hedge accounting for financial transactions that are designated as hedges. Derivative instruments not designated as hedges or hedges that become ineffective are being marked to market with all market value adjustments being recorded in the consolidated statements of operations. As of March 31, 2012, we have designated a portion of our derivative instruments as qualifying cash flow hedges. Fair value changes for these hedges have been recorded in other comprehensive income as a component of partners’ capital.

Product Exchanges

We enter into product exchange agreements with third parties whereby we agree to exchange natural gas liquids (“NGLs”) and sulfur with third parties. We record the balance of exchange products due to other companies under these agreements at quoted market product prices and the balance of exchange products due from other companies at the lower of cost or market. Cost is determined using the first-in, first-out method.  Revenue and costs related to product exchanges are recorded on a gross basis.

        Revenue Recognition

Revenue for our four operating segments is recognized as follows:

Terminalling and storage – Revenue is recognized for storage contracts based on the contracted monthly tank fixed fee. For throughput contracts, revenue is recognized based on the volume moved through our terminals at the contracted rate.   For our tolling agreement, revenue is recognized based on the contracted monthly reservation fee and throughput volumes moved through the facility.  When lubricants and drilling fluids are sold by truck, revenue is recognized upon delivering product to the customers as title to the product transfers when the customer physically receives the product.

Natural gas services – Natural gas gathering and processing revenues are recognized when title passes or service is performed. NGL distribution revenue is recognized when product is delivered by truck to our NGL customers, which occurs when the customer physically receives the product. When product is sold in storage, or by pipeline, we recognize NGL distribution revenue when the customer receives the product from either the storage facility or pipeline.

Sulfur services – Revenue is recognized when the customer takes title to the product at our plant or the customer facility.

Marine transportation – Revenue is recognized for contracted trips upon completion of the particular trip. For time charters, revenue is recognized based on a per day rate.

        Equity Method Investments

We use the equity method of accounting for investments in unconsolidated entities where the ability to exercise significant influence over such entities exists. Investments in unconsolidated entities consist of capital contributions and advances plus our share of accumulated earnings as of the entities’ latest fiscal year-ends, less capital withdrawals and distributions. Investments in excess of the underlying net assets of equity method investees, specifically identifiable to property, plant and equipment, are amortized over the useful life of the related assets. Excess investment representing equity method goodwill is not amortized but is evaluated for impairment, annually. This goodwill is not subject to amortization and is accounted for as a component of the investment. Equity method investments are subject to impairment evaluation. No portion of the net income from these entities is included in our operating income.

We owned an unconsolidated 50% of the ownership interests in Waskom Gas Processing Company (“Waskom”), Matagorda Offshore Gathering System (“Matagorda”) and Panther Interstate Pipeline Energy LLC (“PIPE”) at March 31, 2012.  We own 4.46% of the Class A equity interests in Redbird and all of the Class B equity interests in Redbird.  Redbird, as of March 31, 2012, owned a 40.23% interest in Cardinal Gas Storage Partners, LLC.  Each of these interests is accounted for under the equity method of accounting.

Goodwill

Goodwill is subject to a fair-value based impairment test on an annual basis. We are required to identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. We are required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit; we would be required to perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired.

All four of our “reporting units”, terminalling and storage, natural gas services, sulfur services and marine transportation, contain goodwill.

We have historically performed our annual impairment testing of goodwill and indefinite-lived intangible assets as of September 30 of each year.  During the third quarter of fiscal 2011, we changed the annual impairment testing date from September 30 to August 31.  We believe this change, which represents a change in the method of applying an accounting principle, is preferable in the circumstances as the earlier date provides additional time prior to our quarter-end to complete the goodwill impairment testing and report the results in our quarterly report on Form 10-Q.  A preferability letter from our independent registered public accounting firm regarding this change in the method of applying an accounting principle has been filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 2011.

We performed the annual impairment test as of August 31, 2011, and we determined the fair value in each reporting unit based on the weighted average of three valuation techniques: (i) the discounted cash flow method, (ii) the guideline public company method, and (iii) the guideline transaction method.

Significant changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit which could give rise to future impairment. Changes to these estimates and assumptions can include, but may not be limited to, varying commodity prices, volume changes and operating costs due to market conditions and/or alternative providers of services.

Environmental Liabilities and Litigation

We have not historically experienced circumstances requiring us to account for environmental remediation obligations. If such circumstances arise, we would estimate remediation obligations utilizing a remediation feasibility study and any other related environmental studies that we may elect to perform. We would record changes to our estimated environmental liability as circumstances change or events occur, such as the issuance of revised orders by governmental bodies or court or other judicial orders and our evaluation of the likelihood and amount of the related eventual liability.

Because the outcomes of both contingent liabilities and litigation are difficult to predict, when accounting for these situations, significant management judgment is required. Amounts paid for contingent liabilities and litigation have not had a materially adverse effect on our operations or financial condition, and we do not anticipate they will in the future.

Allowance for Doubtful Accounts

In evaluating the collectability of our accounts receivable, we assess a number of factors, including a specific customer’s ability to meet its financial obligations to us, the length of time the receivable has been past due and historical collection experience. Based on these assessments, we record specific and general reserves for bad debts to reduce the related receivables to the amount we ultimately expect to collect from customers.

Our management closely monitors potentially uncollectible accounts. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. If there is a deterioration of a major customer’s creditworthiness or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due us could potentially be adversely affected. These charges have not had a materially adverse effect on our operations or financial condition.

Asset Retirement Obligation

We recognize and measure our asset and conditional asset retirement obligations and the associated asset retirement cost upon acquisition of the related asset and based upon the estimate of the cost to settle the obligation at its anticipated future date. The obligation is accreted to its estimated future value and the asset retirement cost is depreciated over the estimated life of the asset.

Estimates of future asset retirement obligations include significant management judgment and are based on projected future retirement costs. Such costs could differ significantly when they are incurred. Revisions to estimated asset retirement obligations can result from changes in retirement cost estimates due to surface repair, and labor and material costs, revisions to estimated inflation rates and changes in the estimated timing of abandonment. For example, we do not have access to natural gas reserves information related to our gathering systems to estimate when abandonment will occur.

Our Relationship with Martin Resource Management

Martin Resource Management is engaged in the following principal business activities:

•	providing land transportation of various liquids using a fleet of trucks and road vehicles and road trailers;
•	distributing fuel oil, asphalt, sulfuric acid, marine fuel and other liquids;
•	providing marine bunkering and other shore-based marine services in Alabama, Louisiana, Mississippi and Texas;
•	operating a small crude oil gathering business in Stephens, Arkansas;
•	operating a lube oil processing facility in Smackover, Arkansas;
•	operating an underground NGL storage facility in Arcadia, Louisiana;
•	supplying employees and services for the operation of our business; and
•	operating, solely for our account, our asphalt facilities in Omaha, Nebraska, Port Neches, Texas and South Houston, Texas.

We are and will continue to be closely affiliated with Martin Resource Management as a result of the following relationships.

Ownership

 Martin Resource Management owns an approximate 28.0% limited partnership interest and a 2% general partnership interest in us and all of our incentive distribution rights.

Management

Martin Resource Management directs our business operations through its ownership and control of our general partner. We benefit from our relationship with Martin Resource Management through access to a significant pool of management expertise and established relationships throughout the energy industry. We do not have employees. Martin Resource Management employees are responsible for conducting our business and operating our assets on our behalf.

Related Party Agreements

We are a party to an omnibus agreement with Martin Resource Management. The omnibus agreement requires us to reimburse Martin Resource Management for all direct expenses it incurs or payments it makes on our behalf or in connection with the operation of our business. We reimbursed Martin Resource Management for $23.7 million of direct costs and expenses for the three months ended March 31, 2012 compared to $19.4 million for the three months ended March 31, 2011. There is no monetary limitation on the amount we are required to reimburse Martin Resource Management for direct expenses.

In addition to the direct expenses, under the omnibus agreement, we are required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.   Effective October 1, 2011 through September 30, 2012, the Conflicts Committee of the board of directors of our general partner (the “Conflicts Committee”) approved an annual reimbursement amount for indirect expenses of $6.6 million.  We reimbursed Martin Resource Management for $1.6 and $1.0 million of indirect expenses for the three months ended March 31, 2012 and 2011, respectively.  These indirect expenses covered the centralized corporate functions Martin Resource Management provides for us, such as accounting, treasury, clerical billing, information technology, administration of insurance, general office expenses and employee benefit plans and other general corporate overhead functions we share with Martin Resource Management retained businesses. The omnibus agreement also contains significant non-compete provisions and indemnity obligations. Martin Resource Management also licenses certain of its trademarks and trade names to us under the omnibus agreement.

In addition to the omnibus agreement, we and Martin Resource Management have entered into various other agreements including, but not limited to, a motor carrier agreement, terminal services agreements, marine transportation agreements and other agreements for the provision of various goods and services.  Pursuant to the terms of the omnibus agreement, we are prohibited from entering into certain material agreements with Martin Resource Management without the approval of the Conflicts Committee.

For a more comprehensive discussion concerning the omnibus agreement and the other agreements that we have entered into with Martin Resource Management, please refer to “Item 13. Certain Relationships and Related Transactions – Agreements” set forth in our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012.

Commercial

We have been and anticipate that we will continue to be both a significant customer and supplier of products and services offered by Martin Resource Management. Our motor carrier agreement with Martin Resource Management provides us with access to Martin Resource Management’s fleet of road vehicles and road trailers to provide land transportation in the areas served by Martin Resource Management. Our ability to utilize Martin Resource Management’s land transportation operations is currently a key component of our integrated distribution network.

We also use the underground storage facilities owned by Martin Resource Management in our natural gas services operations. We lease an underground storage facility from Martin Resource Management in Arcadia, Louisiana with a storage capacity of 2.4 million barrels. Our use of this storage facility gives us greater flexibility in our operations by allowing us to store a sufficient supply of product during times of decreased demand for use when demand increases.

In the aggregate, our purchases of land transportation services, NGL storage services, sulfuric acid and lube oil product purchases and sulfur services payroll reimbursements from Martin Resource Management accounted for approximately 4% and 3% of our total cost of products sold during the three months ended March 31, 2012 and 2011, respectively. We also purchase marine fuel from Martin Resource Management, which we account for as an operating expense.

     Correspondingly, Martin Resource Management is one of our significant customers. It primarily uses our terminalling, marine transportation and NGL distribution services for its operations. We provide terminalling and storage services under a terminal services agreement. We provide marine transportation services to Martin Resource Management under a charter agreement on a spot-contract basis at applicable market rates. Our sales to Martin Resource Management accounted for approximately 7% and 9% of our total revenues for the three months ended March 31, 2012 and 2011, respectively.  We provide terminalling and storage and marine transportation services to Midstream Fuel Service LLC and Midstream Fuel LLC provides terminal services to us to handle lubricants, greases and drilling fluids.

For a more comprehensive discussion concerning the agreements that we have entered into with Martin Resource Management, please refer to “Item 13. Certain Relationships and Related Transactions – Agreements” set forth in our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012.

Approval and Review of Related Party Transactions

If we contemplate entering into a transaction, other than a routine or in the ordinary course of business transaction, in which a related person will have a direct or indirect material interest, the proposed transaction is submitted for consideration to the board of directors of our general partner or to our management, as appropriate. If the board of directors is involved in the approval process, it determines whether to refer the matter to the Conflicts Committee, as constituted under our limited partnership agreement. Certain related party transactions are required to be submitted to the Conflicts Committee. If a matter is referred to the Conflicts Committee, it obtains information regarding the proposed transaction from management and determines whether to engage independent legal counsel or an independent financial advisor to advise the members of the committee regarding the transaction. If the Conflicts Committee retains such counsel or financial advisor, it considers such advice and, in the case of a financial advisor, such advisor’s opinion as to whether the transaction is fair and reasonable to us and to our unitholders.

Results of Operations

The results of operations for the three months ended March 31, 2012 and 2011 have been derived from our consolidated and condensed financial statements.

We evaluate segment performance on the basis of operating income, which is derived by subtracting cost of products sold, operating expenses, selling, general and administrative expenses, and depreciation and amortization expense from revenues.  The following table sets forth our operating revenues and operating income by segment for the three months ended March 31, 2012 and 2011.  The results of operations for the first three months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.

The natural gas services segment information below excludes the discontinued operations of the Prism Assets for all periods.
	Operating Revenues	Revenues Intersegment Eliminations	Operating Revenues after Eliminations	Operating Income (loss)	Operating Income Intersegment Eliminations	Operating Income (loss) after Eliminations
	(In thousands)
Three months ended March 31, 2012
Terminalling and storage	$43,034	$(1,175)	$41,859	$3,736	$(654)	$3,082
Natural gas services	172,111	—	172,111	2,843	377	3,220
Sulfur services	74,552	—	74,552	12,535	1,092	13,627
Marine transportation	21,567	(705)	20,862	(612)	(815)	(1,427)
Indirect selling, general and administrative	—	—	—	(2,418)	—	(2,418)

Total	$311,264	$(1,880)	$309,384	$16,084	$—	$16,084

Three months ended March 31, 2011
Terminalling and storage	$37,646	$(978)	$36,668	$3,217	$(49)	$3,168
Natural gas services	137,155	—	137,155	3,269	205	3,474
Sulfur services	59,758	—	59,758	8,027	1,884	9,911
Marine transportation	21,439	(2,040)	19,399	759	(2,040)	(1,281)
Indirect selling, general and administrative	—	—	—	(1,818)	—	(1,818)

Total	$255,998	$(3,018)	$252,980	$13,454	$—	$13,454

Our results of operations are discussed on a comparative basis below.  There are certain items of income and expense which we do not allocate on a segment basis.  These items, including equity in earnings (loss) of unconsolidated entities, interest expense, and indirect selling, general and administrative expenses, are discussed after the comparative discussion of our results within each segment.

Three Months Ended March 31, 2012 Compared to the Three Months Ended March 31, 2011

Our total revenues before eliminations were $311.3 million for the three months ended March 31, 2012, compared to $256.0 million for the three months ended March 31, 2011, an increase of $55.3 million, or 22%. Our operating income before eliminations was $16.1 million for the three months ended March 31, 2012, compared to $13.5 million for the three months ended March 31, 2011, an increase of $2.6 million, or 19%.

The results of operations are described in greater detail on a segment basis below.

Terminalling and Storage Segment

The following table summarizes our results of operations in our terminalling and storage segment.

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Revenues:
Services	$21,361	$19,102
Products	21,673	18,544
Total revenues	43,034	37,646

Cost of products sold	20,540	17,490
Operating expenses	14,045	12,315
Selling, general and administrative expenses	10	84
Depreciation and amortization	4,723	4,540
	3,716	3,217
Other operating income	20	-
Operating income	$3,736	$3,217

Revenues.  Our terminalling and storage revenues increased $5.4 million, or 14%, for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.  Service revenues increased $2.3 million compared to the prior year period.  Of the increase, $1.2 million is related to a full quarter of operations from our L&L facilities acquired in February of 2011 and $1.4 million pertains to operations at our Cross facilities with $1.0 million in service revenues generated from the Sunoco pipeline lease executed in the third quarter of 2011.  Product revenue increased $3.1 million compared to the prior year period.  This increase is primarily related to a new trade agreement executed during the fourth quarter of 2011 with a customer operating out of our River Ridge location which generated $4.0 million of additional revenue for the first quarter of 2012.  This increase was offset by a $0.9 million decrease in revenues as our sales volumes fell 8% at our Channelview location.

Cost of products sold.  Our cost of products sold increased $3.1 million, or 17%, for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.  Of the increase, $3.8 million is related to a new trade agreement executed during the fourth quarter of 2011 with a customer operating out of our River Ridge location.  This increase was primarily offset by a $0.7 million decrease resulting from reduced sales volumes at our Channelview location and decreased per gallon margins of 4%.

Operating Expenses. Operating expenses increased $1.7 million, or 14%,  for the three months ended March 31, 2012 as compared to the same period of 2011.  This increase is a result of a full quarter of operations from the L&L assets acquired in February of 2011 generating $0.5 million of additional expenses.  The balance of the increase is primarily related to operations with Cross Oil as operating expenses increased $1.1 million.  Of the increase, $0.8 million is related to expenses associated with the Sunoco pipeline and $0.3 million is related to increased operating costs with the Cross refinery.

Selling, general and administrative expenses.  Selling, general and administrative expenses remained relatively flat for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

Depreciation and amortization.  Depreciation and amortization increased $0.2 million, or 4%, for the three months ended March 31, 2012 compared to the three months ended March 31, 2011 resulting from capital expenditures made during the past twelve months.

Natural Gas Services Segment

The following table summarizes our results of operations in our natural gas services segment.
	Three Months Ended March 31,
	2012	2011
	(In thousands)
Revenues	$172,111	$137,155
Costs of products sold	167,576	132,483
Operating expenses	952	711
Selling, general and administrative expenses	597	549
Depreciation and amortization	143	143
	2,843	3,269
Other operating income	—	—
Operating income	$2,843	$3,269

NGLs Volumes (Bbls)	2,297	1,829

Equity in Earnings of Unconsolidated Entities	$382	$—

Revenues. Our natural gas services revenues increased $35.0 million, or 25% for the three months ended March 31, 2012, compared to the three months ended March 31, 2011.  NGL sales volumes for the three months of 2012 increased 26% compared to the same period of 2011.  Our NGL average sales price per barrel for the three months ended March 31, 2012, decreased $0.06, compared to the same period of 2011.

Cost of products sold.   Our cost of products sold increased $35.1 million, or 26%, for the three months ended March 31, 2012, compared to the same period of 2011.  The percentage increase in NGL cost of products sold was slightly higher than our percentage increase in NGL revenues, resulting in decreased margins of $0.1 million, or $0.58 per barrel.

Operating expenses.  Operating expenses increased $0.2 million, or 34% for the three months ended March 31, 2012, as compared to the same period for 2011, primarily due to increased pipeline maintenance expense of $0.1 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses remained consistent for the three months ended March 31, 2012, as compared to the same period for 2011.

Depreciation and amortization. Depreciation and amortization remained consistent for the three months ended March 31, 2012, as compared to the same period for 2011.

In summary, our natural gas services operating income decreased $0.4 million, or 13%, for the three months ended March 31, 2012, compared to the same period of 2011.

Sulfur Services Segment

     The following table summarizes our results of operations in our sulfur segment.
	Three Months Ended March 31,
	2012	2011
	(In thousands)
Revenues:
Services	$2,926	$2,850
Products	71,626	56,908
Total revenues	74,552	59,758

Cost of products sold	55,051	44,532
Operating expenses	4,193	4,691
Selling, general and administrative expenses	955	886
Depreciation and amortization	1,793	1,622
	12,560	8,027
Other operating income	(25)	—
Operating income	$12,535	$8,027

Sulfur (long tons)	308.2	375.3
Fertilizer (long tons)	93.9	77.6
Sulfur Services Volumes (long tons)	402.1	452.9

Revenues.  Our sulfur services revenues increased $14.8 million, or 25%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011. Services revenue remained consistent for both periods.  The products revenue increase was primarily a result of our average sales price being up 42%.

Cost of products sold.  Our cost of products sold increased $10.6 million, or 24%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011.  Our margin per ton increased 51%.  This increase is also related to the market price of our sulfur products.

Operating expenses.  Our operating expenses decreased $0.5 million, or 11%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011. This decrease was a result of a workers’ compensation claim of $0.3 million and outside towing expenses of $0.2 million in the first quarter of 2011.

Selling, general, and administrative expenses   Selling, general, and administrative expenses increased $0.1 million, or 8%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011.  This increase is related to an increase of $0.1 million in overhead allocation expense.

Depreciation and amortization.  Depreciation and amortization expense increased $0.2 million, or 11%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011.  This increase is related to routine dry-docks for our marine vessels in 2011.

In summary, our sulfur operating income increased $4.5 million, or 56%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011.

Marine Transportation Segment

The following table summarizes our results of operations in our marine transportation segment.

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Revenues	$21,567	$21,439
Operating expenses	18,714	17,026
Selling, general and administrative expenses	424	389
Depreciation and amortization	3,041	3,265
	(612)	759
Other operating income	-	-
Operating income	$(612)	$759

Revenues.  Our marine transportation revenues increased $0.1 million, or 1%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011.  This increase was primarily a result of a decrease in our inland marine operations, offset by an increase in our offshore marine operations.  Our inland marine operations decreased $0.3 million, of which $1.3 million is attributed to decreased utilization of the inland fleet.  Offsetting this decrease is $1.0 million in increased ancillary charges, primarily related to fuel.  Our offshore revenues increased $0.4 million primarily due to increased utilization of the offshore fleet in 2012 of $0.6 million due to increased demand for our two offshore tows which operate in the spot market, offset by a decrease in ancillary charges of $0.2 million.

Operating expenses.  Operating expenses increased $1.7 million, or 10%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011.  This increase in operating costs is primarily due to an increase in fuel costs of $1.3 million and an increase in wage and burden costs of $0.3 million.  During both quarters ending March 31, 2012 and 2011, respectively, operating expenses were somewhat higher than normalized levels.  This was due to a higher than expected expenses associated with the dry docking of one of our inland vessels during 2012.  For 2011, we saw increased barge cleaning expense associated with the vessels being utilized in the BP oil spill cleanup efforts.

Selling, general and administrative expenses.  Selling, general and administrative expenses remained consistent for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

Depreciation and Amortization.  Depreciation and amortization decreased $0.2 million, or 7%, for the three months ended March 31, 2012, compared to the three months ended March 31, 2011.  This decrease was primarily a result of capital expenditures made in the last twelve months offset by disposal of equipment made in the last twelve months.

In summary, our marine transportation operating income decreased $1.4 million for the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

Equity in Earnings of Unconsolidated Entities

For the three months ended March 31, 2012, equity in earnings of unconsolidated entities relates to our unconsolidated interests in Redbird.

Equity in earnings of unconsolidated entities was $0.4 million for the quarter ended March 31, 2012, compared to $0.0 million for the three months ended March 31, 2011, an increase of $0.4 million.  This increase is a result of equity in earnings related to our interest in Redbird, which was acquired in May 2011.

Interest Expense

Our interest expense for all operations was $7.2 million for the three months ended March 31, 2012, compared to the $8.4 million for the three months ended March 31, 2012, a decrease of $1.2 million, or 14%.  This decrease was primarily due to the interest rate swaps on our senior notes that contributed to increases in interest expense related to the difference between the fixed rate and the floating rate of interest on the interest rate swaps in the first quarter of 2011.  These swaps were terminated during third quarter 2011.

Indirect Selling, General and Administrative Expenses

Indirect selling, general and administrative expenses were $2.4 million for the three months ended March 31, 2012 compared to $1.8 million for the three months ended March 31, 2011, an increase of $0.6 million, or 33% primarily due to an increase allocated overhead expenses from Martin Resource Management.

Martin Resource Management allocated to us a portion of its indirect selling, general and administrative expenses for services such as accounting, treasury, clerical billing, information technology, administration of insurance, engineering, general office expense and employee benefit plans and other general corporate overhead functions we share with Martin Resource Management retained businesses.  This allocation is based on the percentage of time spent by Martin Resource Management personnel that provide such centralized services.  Generally accepted accounting principles also permit other methods for allocation of these expenses, such as basing the allocation on the percentage of revenues contributed by a segment.  The allocation of these expenses between Martin Resource Management and us is subject to a number of judgments and estimates, regardless of the method used.  We can provide no assurances that our method of allocation, in the past or in the future, is or will be the most accurate or appropriate method of allocating these expenses.  Other methods could result in a higher allocation of selling, general and administrative expense to us, which would reduce our net income.

In addition to the direct expenses, under the omnibus agreement, we are required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.   Effective October 1, 2011 through September 30, 2012, the Conflicts Committee of the board of directors of our general partner (the “Conflicts Committee”) approved an annual reimbursement amount for indirect expenses of $6.6 million.  We reimbursed Martin Resource Management for $1.6 and $1.0 million of indirect expenses for the three months ended March 31, 2012 and 2011, respectively.  The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

Liquidity and Capital Resources

General

Our primary sources of liquidity to meet operating expenses, pay distributions to our unitholders and fund capital expenditures are cash flows generated by our operations and access to debt and equity markets, both public and private.  During 2012 and 2011, we completed several transactions that have improved our liquidity position.  In July 2012, we completed the sale of certain gas gathering and processing assets for $273.3 million.  In January 2012, we received net proceeds of $91.4 million from a public offering of common units.  In February 2011, we received net proceeds of $70.3 million from a public offering of common units.  Additionally, we made certain strategic amendments to our credit facility which provides for a maximum borrowing capacity of $375.0 million under our revolving credit facility.

As a result of these financing activities, discussed in further detail below, management believes that expenditures for our current capital projects will be funded with cash flows from operations, current cash balances and our current borrowing capacity under the expanded revolving credit facility. However, it may be necessary to raise additional funds to finance our future capital requirements.

Our ability to satisfy our working capital requirements, to fund planned capital expenditures and to satisfy our debt service obligations will also depend upon our future operating performance, which is subject to certain risks.  Please read “Item 1A. Risk Factors” of our Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, as well as our updated risk factors contained in “Item 1A. Risk Factors” set forth elsewhere herein, for a discussion of such risks.

Debt Financing Activities

On December 5, 2011, we increased the maximum amount of borrowings and letters of credit available under our revolving credit facility from $350.0 million to $375.0 million.

On September 7, 2011, we amended our revolving credit facility to (1) increase the maximum amount of investments made in permitted joint ventures to $50.0 million, and (2) increase the maximum amount of investments made in Redbird and Cardinal to $120.0 million.

On April 15, 2011, we amended our credit facility to (i) increase the maximum amount of borrowings and letters of credit under the Credit Agreement from $275.0 million to $350.0 million, (ii) extend the maturity date of all amounts outstanding under the Credit Agreement from March 15, 2013 to April 15, 2016, (iii) decrease the applicable interest rate margin on committed revolver loans under the Credit Agreement as described in more detail below, (iv) adjust the financial covenants as described in more detail below, (v) increase the maximum allowable amount of additional outstanding indebtedness of the borrower and the Partnership and certain of its subsidiaries as described in more detail below, and (vi) adjust the commitment fee incurred on the unused portion of the loan facility as described in more detail below.

Equity Offerings

On January 25, 2012, we completed a public offering of 2,645,000 common units at a price of $36.15 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Total proceeds from the sale of the 2,645,000 common units, net of underwriters’ discounts, commissions and offering expenses were $91.4 million.  Our general partner contributed $2.0 million in cash to us in conjunction with the issuance in order to maintain its 2% general partner interest in us.  On January 25, 2012, all of the net proceeds were used to reduce our outstanding indebtedness.

On February 9, 2011, we completed a public offering of 1,874,500 common units at a price of $39.35 per common unit, before the payment of underwriters’ discounts, commissions and offering expenses (per unit value is in dollars, not thousands).  Total proceeds from the sale of the 1,874,500 common units, net of underwriters’ discounts, commissions and offering expenses were $70.3 million.  Our general partner contributed $1.5 million in cash to us in conjunction with the issuance in order to maintain its 2% general partner interest in us.  On February 9, 2011, we made a $65.0 million payment to reduce the outstanding balance under our revolving credit facility.

Due to the foregoing, we believe that cash generated from operations and our borrowing capacity under our credit facility will be sufficient to meet our working capital requirements, anticipated maintenance capital expenditures and scheduled debt payments in 2013.

Finally, our ability to satisfy our working capital requirements, to fund planned capital expenditures and to satisfy our debt service obligations will depend upon our future operating performance, which is subject to certain risks.  Please read “Item 1A. Risk Factors” of our Form 10-K for the year ended December 31, 2011, filed with the SEC on March 5, 2012, as well as our updated risk factors contained in “Item 1A. Risk Factors” set forth elsewhere herein, for a discussion of such risks.

Cash Flows and Capital Expenditures

For the three months ended March 31, 2012, cash increased $8.5 million as a result of $1.5 million used in operating activities ($2.4 million used in continuing operating activities and $0.9 million provided by discontinued operating activities), $37.5 million used in investing activities ($36.3 million used in continuing investing activities and $1.2 million used in discontinued investing activities), and $47.5 million provided by financing activities. For the three months ended March 31, 2011, cash decreased $0.6 million as a result of $28.0 million provided by operating activities ($21.2 million provided by continuing operating activities and $6.8 million provided by discontinued operating activities), $37.3 million used in investing activities ($33.2 million used in continuing investing activities and $4.1 million used in discontinued investing activities), and $8.7 million provided by financing activities.

For the three months ended March 31, 2012, our cash flows from continuing investing activities consisted of capital expenditures, investments in other long-term assets, return of investments from unconsolidated entities and contributions to unconsolidated entities.  For the three months ended March 31, 2012, our cash flows from discontinued investing activities consisted of capital expenditures, return of investments from unconsolidated entities and contributions to unconsolidated entities.  For the three months ended March 31, 2011, our cash flows from continuing investing activities consisted of capital expenditures, acquisitions, and investments in other long-term assets.  For the three months ended March 31, 2011, our cash flows from discontinued investing activities consisted of capital expenditures, return of investments from unconsolidated entities and contributions to unconsolidated entities.

Generally, our capital expenditure requirements have consisted, and we expect that our capital requirements will continue to consist, of:

•	maintenance capital expenditures, which are capital expenditures made to replace assets to maintain our existing operations and to extend the useful lives of our assets; and

•
expansion capital expenditures, which are capital expenditures made to grow our business, to expand and upgrade our existing terminalling, marine transportation, storage and manufacturing facilities, and to construct new terminalling facilities, plants, storage facilities and new marine transportation assets.

For the three months ended March 31, 2012 and 2011, our capital expenditures for property and equipment in continuing activities were $29.4 million and $14.4 million, respectively.  For the three months ended March 31, 2012 and 2011, our capital expenditures for property and equipment in discontinued activities were $0.6 million and $0.4 million, respectively.

As to each period:

•
For the three months ended March 31, 2012, we spent $28.2 million for expansion and $1.2 million for maintenance related to continuing operations. Our expansion capital expenditures were made in connection with construction projects associated with our terminalling and sulfur services segments. Our maintenance capital expenditures were primarily made in our sulfur services segment for routine maintenance on the facilities as well as marine transportation segment dry dockings of our vessels pursuant to the United States Coast Guard requirements. For the three months ended March 31, 2012, we spent $0.3 million for expansion and $0.3 million for maintenance related to discontinued operations.

•
For the three months ended March 31, 2011, we spent $9.8 million for expansion and $4.6 million for maintenance related to continuing operations. Our expansion capital expenditures were made in connection with construction projects associated with our terminalling and sulfur services segments. Our maintenance capital expenditures were primarily made in our sulfur services segment for routine maintenance on the facilities as well as marine transportation segment dry dockings of our vessels pursuant to the United States Coast Guard requirements. For the three months ended March 31, 2011, we spent $0.3 million for expansion and $0.1 million for maintenance related to discontinued operations.

For the three months ended March 31, 2012, our financing activities consisted of cash distributions paid to common and subordinated unitholders of $19.4 million, payments of long term debt to financial lenders of $146.0 million, payments of notes payable and capital lease obligations of $6.4 million, borrowings of long-term debt under our credit facility of $126.0 million, proceeds from our public offering of $91.4 million and general partner contributions of $1.9 million.

For the three months ended March 31, 2011, our financing activities consisted of cash distributions paid to common and subordinated unitholders of $14.9 million, payments of long term debt to financial lenders of $101.5 million,  payments of notes payable and capital lease obligations of $0.2 million, borrowings of long-term debt under our credit facility of $73.5 million, excess purchase price over carrying value of acquired assets of $19.7 million, treasury units purchased of $0.3 million, proceeds from our public offering of $70.3 million and general partner contributions of $1.5 million.

We made contributions to unconsolidated entities of $8.4 million ($7.7 from continuing operations and $0.7 from discontinued operations) and $3.7 million (all of which is in discontinued operations) during the three months ended March 31, 2012 and 2011, respectively. The net investment in unconsolidated entities includes $9.4 million and $2.2 million of expansion capital expenditures in the three months ended March 31, 2012 and 2011, respectively.

Capital Resources

Historically, we have generally satisfied our working capital requirements and funded our capital expenditures with cash generated from operations and borrowings. We expect our primary sources of funds for short-term liquidity will be cash flows from operations and borrowings under our credit facility.

As of March 31, 2012, we had $433.9 million of outstanding indebtedness, consisting of outstanding borrowings of $197.9 million (net of unamortized discount) under our Senior Notes, $230.0 million under our revolving credit facility, and $6.0 million under capital lease obligations.

Total Contractual Cash Obligations.  A summary of our total contractual cash obligations as of March 31, 2012, is as follows (dollars in thousands):

	Payment due by period
Type of Obligation	Total Obligation	Less than One Year	1-3 Years	3-5 Years	Due Thereafter

Long-Term Debt
Revolving credit facility	$230,000	$—	$—	$230,000	$—
Senior unsecured notes	197,895	—	—	—	197,895
Capital leases including current maturities	5,987	198	564	5,225	—
Non-competition agreements	150	50	100	—	—
Throughput commitment	51,511	3,559	9,824	10,466	27,662
Operating leases	49,517	11,041	22,991	8,413	7,072
Interest expense: ¹
Revolving credit facility	30,537	7,562	15,123	7,852	—
Senior unsecured notes	107,979	17,750	35,500	35,500	19,229
Capital leases	3,818	937	1,760	1,121	—
Total contractual cash obligations	$677,394	$41,097	$85,862	$298,577	$251,858

¹Interest commitments are estimated using our current interest rates for the respective credit agreements over their remaining terms.

Letter of Credit.  At March 31, 2012, we had outstanding irrevocable letters of credit in the amount of $0.1 million, which were issued under our revolving credit facility.

Off Balance Sheet Arrangements.  We do not have any off-balance sheet financing arrangements.

Description of Our Long-Term Debt

Senior Notes

In March 2010, we and Martin Midstream Finance Corp. (“FinCo”), our subsidiary (collectively, the “Issuers”), entered into (i) a Purchase Agreement, dated as of March 23, 2010 (the “Purchase Agreement”), by and among the Issuers, certain subsidiary guarantors (the “Guarantors”) and Wells Fargo Securities, LLC, RBC Capital Markets Corporation and UBS Securities LLC, as representatives of a group of initial purchasers (collectively, the “Initial Purchasers”), (ii) an Indenture, dated as of March 26, 2010 (the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (iii) a Registration Rights Agreement, dated as of March 26, 2010 (the “Registration Rights Agreement”), among the Issuers, the Guarantors and the Initial Purchasers, in connection with a private placement to eligible purchasers of $200.0 million in aggregate principal amount of the Issuers’ 8.875% senior unsecured notes due 2018 (the “Senior Notes”).  We completed the aforementioned Senior Notes offering on March 26, 2010 and received proceeds of approximately $197.2 million, after deducting initial purchaser discounts and the expenses of the private placement. The proceeds were primarily used to repay borrowings under our revolving credit facility.

In connection with the issuance of the Senior Notes, all “non-issuer” wholly-owned subsidiaries issued full, irrevocable, and unconditional guarantees of the Senior Notes.  We do not provide separate financial statements of the operating partnership because it has no independent assets or operations, the guarantees are full and unconditional, and our other subsidiary is minor.

Indenture

Interest and Maturity.  On March 26, 2010, the Issuers issued the Senior Notes pursuant to the Indenture in a transaction exempt from registration requirements under the Securities Act. The Senior Notes were resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. The Senior Notes will mature on April 1, 2018. The interest payment dates are April 1 and October 1.

Optional Redemption.  Prior to April 1, 2013, the Issuers have the option on any one or more occasions to redeem up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture at a redemption price of 108.875% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date of the Senior Notes with the proceeds of certain equity offerings. Prior to April 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Senior Notes at the redemption price equal to the sum of (i) the principal amount thereof, plus (ii) a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. On or after April 1, 2014, the Issuers may on any one or more occasions redeem all or a part of the Senior Notes at redemption prices (expressed as percentages of principal amount) equal to 104.438% for the twelve-month period beginning on April 1, 2014, 102.219% for the 12-month period beginning on April 1, 2015 and 100.00% for the 12-month period beginning on April 1, 2016, and at any time thereafter, plus accrued and unpaid interest, if any, to the applicable redemption date on the Senior Notes.

On April 24, 2012 we notified the Trustee of our intention to exercise a partial redemption of the our Senior Notes pursuant to the Indenture.  On May 24, 2012, we will redeem $25.0 million of the Senior Notes from various holders using proceeds of our January 2012 follow-on equity offering, which in the interim were used to pay down amounts outstanding under our revolving credit facility.

Certain Covenants.  The Indenture restricts our ability and the ability of certain of our subsidiaries to: (i) sell assets including equity interests in its subsidiaries; (ii) pay distributions on, redeem or repurchase its units or redeem or repurchase its subordinated debt; (iii) make investments; (iv) incur or guarantee additional indebtedness or issue preferred units; (v) create or incur certain liens; (vi) enter into agreements that restrict distributions or other payments from its restricted subsidiaries to us; (vii) consolidate, merge or transfer all or substantially all of its assets; (viii) engage in transactions with affiliates; (ix) create unrestricted subsidiaries; (x) enter into sale and leaseback transactions; or (xi) engage in certain business activities. These covenants are subject to a number of important exceptions and qualifications. If the Senior Notes achieve an investment grade rating from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of these covenants will terminate.

Events of Default.  The Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Senior Notes; (iii) our failure to comply with certain covenants relating to asset sales, repurchases of the Senior Notes upon a change of control and mergers or consolidations; (iv) our failure, for 180 days after notice, to comply with its reporting obligations under the Securities Exchange Act of 1934; (v) our failure, for 60 days after notice, to comply with any of the other agreements in the Indenture; (vi) default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by us or any of our restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date of the Indenture, if such default: (a) is caused by a payment default; or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $20 million or more, subject to a cure provision; (vii) our or any of our restricted subsidiaries failure to pay final judgments aggregating in excess of $20 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force or effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and (ix) certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of our restricted subsidiaries that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary of us. Upon a continuing Event of Default, the Trustee, by notice to the Issuers, or the holders of at least 25% in principal amount of the then outstanding Senior Notes, by notice to the Issuers and the Trustee, may declare the Senior Notes immediately due and payable, except that an Event of Default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of us that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of us, will automatically cause the Senior Notes to become due and payable.

Registration Rights Agreement.   Under the Registration Rights Agreement, the Issuers and the Guarantors filed with the SEC a registration statement to exchange the Senior Notes for substantially identical notes that are registered under the Securities Act.   We exchanged the Senior Notes for registered 8.875% senior unsecured notes due April 2018.

Credit Facility

On November 10, 2005, we entered into a $225.0 million multi-bank credit facility, which has subsequently been amended including most recently on September 7, 2011, when we amended our credit facility to, (1) increase the maximum amount of investments made in permitted joint ventures to $50.0 million, and (2) increase the maximum amount of investments made in Redbird and Cardinal to $120.0 million.  Additionally, effective December 5, 2011, we increased the maximum amount of borrowings and letters of credit available under our revolving credit facility from $350.0 million to $375.0 million.

As of March 31, 2012, we had approximately $230.0 million outstanding under the revolving credit facility and $0.1 million of letters of credit issued, leaving approximately $144.9 million available under our credit facility for future revolving credit borrowings and letters of credit.

The revolving credit facility is used for ongoing working capital needs and general partnership purposes, and to finance permitted investments, acquisitions and capital expenditures.   During the current fiscal year, draws on our credit facility have ranged from a low of $175.0 million to a high of $276.0 million.

The credit facility is guaranteed by substantially all of our subsidiaries. Obligations under the credit facility are secured by first priority liens on substantially all of our assets and those of the guarantors, including, without limitation, inventory, accounts receivable, bank accounts, marine vessels, equipment, fixed assets and the interests in our subsidiaries and certain of our equity method investees.

We may prepay all amounts outstanding under the credit facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.  The credit facility requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, equity issuances and debt incurrences.  Prepayments as a result of asset sales and debt incurrences require a mandatory reduction of the lenders’ commitments under the credit facility equal to 25% of the corresponding mandatory prepayment, but in no event will such prepayments cause the lenders’ commitments under the credit facility to be less than $250.0 million.  Prepayments as a result of equity issuances do not require any reduction of the lenders’ commitments under the credit facility.

Indebtedness under the credit facility bears interest, at our option, at the Eurodollar Rate (the British Bankers Association LIBOR Rate) plus an applicable margin or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0%, or the administrative agent’s prime rate) plus an applicable margin. We pay a per annum fee on all letters of credit issued under the credit facility, and we pay a commitment fee which ranges from 0.375% to 0.50% per annum on the unused revolving credit availability under the credit facility. The letter of credit fee and the applicable margins for our interest rate vary quarterly based on our leverage ratio (as defined in the new credit facility, being generally computed as the ratio of total funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) and are as follows:

Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Letters of Credit
Less than 2.25 to 1.00	1.00%	2.00%	2.00%
Greater than or equal to 2.25 to 1.00 and less than 3.00 to 1.00	1.25%	2.25%	2.25%
Greater than or equal to 3.00 to 1.00 and less than 3.50 to 1.00	1.50%	2.50%	2.50%
Greater than or equal to 3.50 to 1.00 and less than 4.00 to 1.00	1.75%	2.75%	2.75%
Greater than or equal to 4.00 to 1.00	2.00%	3.00%	3.00%
Greater than or equal to 4.50 to 1.00	2.25%	3.25%	3.25%

As of March 31, 2012, based on our leverage ratio the applicable margin for existing Eurodollar Rate borrowings is 2.75%.  Effective April 1, 2012, the applicable margin for Eurodollar Rate borrowings increased to 3.00%. Effective July 1, 2012, based on our leverage ratio at March 31, 2012, the applicable margin for Eurodollar Rate borrowings will remain at 3.00%.

The credit facility includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter.  The maximum permitted leverage ratio is 5.00 to 1.00.  The maximum permitted senior leverage ratio (as defined in the new credit facility, but generally computed as the ratio of total secured funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) is 3.25 to 1.00.  The minimum consolidated interest coverage ratio (as defined in the new credit facility, but generally computed as the ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges to consolidated interest charges) is 2.75 to 1.00.

In addition, the credit facility contains various covenants that, among other restrictions, limit our and our subsidiaries’ ability to:

•	grant or assume liens;
•	make investments (including investments in our joint ventures) and acquisitions;
•	enter into certain types of hedging agreements;
•	incur or assume indebtedness;
•	sell, transfer, assign or convey assets;
•
repurchase our equity, make distributions and certain other restricted payments, but the credit facility permits us to make quarterly distributions to unitholders so long as no default or event of default exists under the credit facility;

•	change the nature of our business;
•	engage in transactions with affiliates;
•	enter into certain burdensome agreements;
•	make certain amendments to the omnibus agreement and our material agreements;
•	make capital expenditures; and
•	permit our joint ventures to incur indebtedness or grant certain liens.

Each of the following will be an event of default under the credit facility:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;
•	failure to meet the quarterly financial covenants;
•	failure to observe any other agreement, obligation, or covenant in the credit facility or any related loan document, subject to cure periods for certain failures;
•	the failure of any representation or warranty to be materially true and correct when made;
•	our or any of our subsidiaries’ default under other indebtedness that exceeds a threshold amount;
•	bankruptcy or other insolvency events involving us or any of our subsidiaries;
•	judgments against us or any of our subsidiaries, in excess of a threshold amount;
•	certain ERISA events involving us or any of our subsidiaries, in excess of a threshold amount;
•	a change in control (as defined in the credit facility);
•	the termination of any material agreement or certain other events with respect to material agreements;
•	the invalidity of any of the loan documents or the failure of any of the collateral documents to create a lien on the collateral; and
•	any of our joint ventures incurs debt or liens in excess of a threshold amount.

The credit facility also contains certain default provisions relating to Martin Resource Management. If Martin Resource Management no longer controls our general partner, or if Ruben Martin is not the chief executive officer of our general partner and a successor acceptable to the administrative agent and lenders providing more than 50% of the commitments under our credit facility is not appointed, the lenders under our credit facility may declare all amounts outstanding thereunder immediately due and payable. In addition, either a bankruptcy event with respect to Martin Resource Management or a judgment with respect to Martin Resource Management could independently result in an event of default under our credit facility if it is deemed to have a material adverse effect on us.

If an event of default relating to bankruptcy or other insolvency events occurs with respect to us or any of our subsidiaries, all indebtedness under our credit facility will immediately become due and payable. If any other event of default exists under our credit facility, the lenders may terminate their commitments to lend us money, accelerate the maturity of the indebtedness outstanding under the credit facility and exercise other rights and remedies. In addition, if any event of default exists under our credit facility, the lenders may commence foreclosure or other actions against the collateral.  Any event of default and corresponding acceleration of outstanding balances under our credit facility could require us to refinance such indebtedness on unfavorable terms and would have a material adverse effect on our financial condition and results of operations as well as our ability to make distributions to unitholders.

If any default occurs under our credit facility, or if we are unable to make any of the representations and warranties in the credit facility, we will be unable to borrow funds or have letters of credit issued under our credit facility.

As of May 4, 2012, our outstanding indebtedness includes $230.0 million under our credit facility.

We are subject to interest rate risk on our credit facility and may enter into interest rate swaps to reduce this risk.

Effective September 2010, we entered into an interest rate swap that swapped $40.0 million of fixed rate to floating rate.  The floating rate cost is the applicable three-month LIBOR rate.  This interest rate swap was not accounted for using hedge accounting. This swap was scheduled to mature in April 2018, but was terminated in August 2011.

Effective September 2010, we entered into an interest rate swap that swapped $60.0 million of fixed rate to floating rate.  The floating rate cost is the applicable three-month LIBOR rate.  This interest rate swap was not accounted for using hedge accounting. This swap was scheduled to mature in April 2018, but was terminated in August 2011.

Seasonality

A substantial portion of our revenues are dependent on sales prices of products, particularly NGLs and fertilizers, which fluctuate in part based on winter and spring weather conditions. The demand for NGLs is strongest during the winter heating season. The demand for fertilizers is strongest during the early spring planting season. However, our terminalling and storage and marine transportation businesses and the molten sulfur business are typically not impacted by seasonal fluctuations. We expect to derive a majority of our net income from our terminalling and storage, sulfur and marine transportation businesses. Therefore, we do not expect that our overall net income will be impacted by seasonality factors.  However, extraordinary weather events, such as hurricanes, have in the past, and could in the future, impact our terminalling and storage and marine transportation businesses. For example, Hurricanes Katrina and Rita in the third quarter of 2005 adversely impacted operating expenses and the four hurricanes that impacted the Gulf of Mexico and Florida in the third quarter of 2004 adversely impacted our terminalling and storage and marine transportation business’s revenues.

Impact of Inflation

Inflation did not have a material impact on our results of operations for the three months ended March 31, 2012 and 2011.  Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy and may increase the cost to acquire or replace property, plant and equipment. It may also increase the costs of labor and supplies.  In the future, increasing energy prices could adversely affect our results of operations. Diesel fuel, natural gas, chemicals and other supplies are recorded in operating expenses.  An increase in price of these products would increase our operating expenses which could adversely affect net income. We cannot assure you that we will be able to pass along increased operating expenses to our customers.

Environmental Matters

Our operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. We incurred no material environmental costs, liabilities or expenditures to mitigate or eliminate environmental contamination during the three months ended March 31, 2012 or 2011.